Exhibit 4.1

AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This Amendment to the Common Stock Purchase Warrant (“Amendment”), is made and entered into effective as of August 25, 2025 (the “Effective Date”), by and between Tron Inc., a Nevada corporation (formerly known as SRM Entertainment, Inc., the “Company”), and Bravemorning Limited, a British Virgin Islands business company with a registered address of , or its assigns (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant (as defined below).

WHEREAS, the Company and the Holder entered into that certain Common Stock Purchase Warrant, dated as of June 16, 2025 (the “Warrant”), pursuant to which the Holder is entitled to purchase up to 220,000,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $0.50 per share, subject to the terms and conditions set forth therein; and

WHEREAS, the parties now desire to amend the Warrant in order to provide that, in addition to payment in U.S. dollars, the Exercise Price may also be satisfied through payment in kind in the form of TRON (TRX) tokens, on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Amendment to the Warrant. Sections 2(a) and 2(b) of the Warrant are hereby deleted in their entirety and replaced with the following:

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto as Exhibit A (the “Notice of Exercise”). Within the earlier of (i) the first (1st) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise payable by: (x) wire transfer or cashier’s check drawn on a United States bank, or (y) at the Holder’s election, in TRON tokens (“TRX”) having a fair market value equal to the aggregate Exercise Price, as determined based on the closing price of TRX published on CoinMarketCap on the calendar day immediately preceding the date of exercise, unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

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b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.50, subject to adjustment hereunder (the “Exercise Price”). The Exercise Price may be paid, at the Holder’s election, in U.S. dollars or in TRX valued as provided in Section 2(a).

2. The words “a cash exercise” in the definition of “(X)” in Section 2(c) shall be replaced with the words “a TRX exercise or cash exercise.”

3. Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

4. Governing Law. This Amendment shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of New York.

5. Entire Agreement, Amendment; Waiver. This Amendment contains the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements or understandings between the Parties with respect thereto. This Amendment may be modified or amended, or the provisions hereof waived with the written consent of the Company and the Holder. Except as set forth herein, the terms of the Warrant remain in full force and effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

TRON INC.

By:	/s/ Richard Miller
(Signature)
Print Name:	Richard Miller
Print Title:	Chief Executive Officer

BRAVEMORNING LIMITED
By:	/s/ Weike Sun
(Signature)
Print Name:	Weike Sun
Print Title:	Director